Exhibit 4.1

EXECUTION VERSION

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of July 29, 2014 (this “Instrument”), among CAESARS ENTERTAINMENT OPERATING COMPANY, INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at One Caesars Palace Drive, Las Vegas, Nevada 89101-8969, as successor to Caesars Operating Escrow, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, and Casears Escrow Corporation, a corporation duly organized and existing under the laws of the State of Delaware (collectively, “Issuer”), UMB BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America having its principal corporate trust office at 120 South Sixth Street, #1400, Minneapolis, MN 55402, as successor Trustee (the “Successor Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 60 Livingston Avenue, St. Paul, Minnesota 55107, as resigning Trustee (the “Resigning Trustee”).

RECITALS

The Issuer and the Resigning Trustee are parties to the following indentures (collectively, the “Indentures”):

•	The Indenture dated as of June 10, 2009, as may have been amended and supplemented from time to time (the “11.25% Indenture”), pursuant to which the Issuer issued $2,095,000,000 11.25% Senior Secured Notes due 2017 (the “11.25% Notes”);

•	The Indenture dated as of February 14, 2012, as may have been amended and supplemented from time to time (the “8.5% Indenture”), pursuant to which the Issuer issued $1,250,000,000 8.5% Senior Secured Notes due 2020 (the “8.5% Notes”);

•	The Indenture dated as of August 22, 2012, as may have been amended and supplemented from time to time (the “9% 2012 Indenture”), pursuant to which the Issuer issued $1,500,000,000 9% Senior Secured Notes due 2020 (the “9% 2012 Notes”);

•	The Indenture dated as of February 15, 2013, as may have been amended and supplemented from time to time (the “9% 2013 Indenture”), pursuant to which the Issuer issued $1,500,000,000 9% Senior Secured Notes due 2020 (the “9% 2013 Notes” and together with the 11.25% Notes, the 8.5% Notes and the 9% 2012 Notes, collectively, the “Notes”);

The Resigning Trustee wishes to resign as Trustee under the Indentures; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee under the Indentures; and the Successor Trustee wishes to accept appointment as Trustee under the Indentures.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. The Resigning Trustee hereby notifies the Issuer that the Resigning Trustee hereby resigns as Trustee under the Indentures effective upon the effective date of this Instrument. The Resinging Trustee also notifies the Issuer that effective as of the close of business 10 business days after the effective date of this Instrument, it shall resign as Registrar and Paying Agent under the Indentures.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) this Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(b) no covenant or condition contained in the Indentures has been waived by the Resigning Trustee or, to the knowledge of the Responsible Officers assigned to its corporate trust department, by the respective holders of the percentage in aggregate principal amount of the Notes required by the Indentures,

(c) $2,095,000,000 aggregate principal amount of the 11.25% Notes are outstanding as of the date of this Instrument and all interest due on the 11.25% Notes has accrued from June 1, 2014;

(d) $1,250,000,000 aggregate principal amount of the 8.5% Notes are outstanding as of the date of this Instrument and all interest due on the 8.5% Notes has accrued from February 15, 2014;

(e) $1,500,000,000 aggregate principal amount of the 9% 2012 Notes are outstanding as of the date of this Instrument and all interest due on the 9% 2012 Notes has accrued from February 15, 2014;

(f) $1,500,000,000 aggregate principal amount of the 9% 2013 Notes are outstanding as of the date of this Instrument and all interest due on the 9% 2013 Notes has accrued from February 15, 2014; and

(g) to the best knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee under the Indentures.

Section 103. Subject to the terms and limitations in this Instrument, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in its capacity as Trustee under the Indentures in and to the trust under the Indentures, including all the rights, powers and duties of the Resigning Trustee (except for past fees and expenses incurred or accrued prior to the effective date of this Instrument and transition fees and expenses as addressed in Section 304 below) under the Indentures. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee. Any fees and expenses incurred by the Resigning Trustee in complying with the foregoing requirements of the Successor Trustee shall be deemed transitional services as referenced in Section 304 herein and shall be paid as provided in such Section 304.

Section 104. As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee under the Indentures, and (b) appoint the Successor Trustee as Trustee under the Indentures.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee under the Indentures. Pursuant to the applicable provisions of the Indentures, the Issuer hereby appoints the Successor Trustee as Trustee under the Indentures and confirms to the Successor Trustee all the rights, powers and duties of the Resigning Trustee under the Indentures. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:

(a) Caesars Entertainment Operating Company, Inc., is a corporation duly organized and existing under the laws of the State of Delaware;

(b) the Indentures were validly and lawfully executed and delivered by the Issuer and/or Caesars Operating Escrow, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, and Casears Escrow Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Original Issuers”), as applicable, all rights and obligations of the Original Issuers were validity and lawfully assumed by the Issuer, where applicable, and the Indentures are in full force and effect;

(c) the Indentures and the Notes are binding obligations of the Issuer; and

(d) this Instrument has been duly authorized, executed and delivered on behalf of the Issuer.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Issuer that:

(a) The Successor Trustee, together with its affiliates, is eligible and qualified under the Indentures and under the Trust Indenture Act of 1939, as amended, to act as Trustee under the Indentures.

(b) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee.

Section 302. Pursuant to Section 7.08 of each of the Indentures, the Successor Trustee hereby accepts its appointment as Trustee under the Indentures and shall hereby be vested with all the rights, powers and duties of the Resigning Trustee under the Indentures. The Successor Trustee does not hereby assume any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee in the performance or non-performance of the Resigning Trustee’s duties as Trustee under the Indentures. The Successor Trustee also accepts appointment as Registrar and Paying Agent effective as of the close of business 10 business days after the effective date of this Instrument.

Section 303. Promptly after the effective date of this Instrument, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Notes in accordance with the Indentures.

Section 304. Notwithstanding this Instrument and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights and entitlements relating to its service as Trustee under the Indentures arising or accruing on or before the effective date of this Instrument and in connection with any transition services performed in respect of this Instrument, including without limitation all entitlements to the payment of its fees and reimbursement of its expenses, regardless of when such amounts become payable or are paid. Promptly after the effective date of this Instrument, the Resigning Trustee shall invoice the Issuer for its fees, costs and expenses through the effective date of this Instrument, which the Issuer hereby agrees to promptly pay. The Resigning Trustee shall promptly notify the Successor Trustee of any fees or expenses it incurs after the effective date of this Instrument. In the event and to the extent the Successor Trustee shall exercise any lien upon the distributions to holders of the Notes or otherwise becomes entitled to receive payment of funds subject to Section 6.10 of the Indentures or otherwise receives payment of any fees and expenses as Trustee under the Indentures for any reason, at a time when the Resigning Trustee has not been fully paid, the Successor Trustee shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, incurred in connection with its duties under the Indentures prior to the effective date of this Instrument, and any subsequent transitional services requested by the Successor Trustee from the Resigning Trustee after the effective date of this Instrument. The Successor Trustee shall promptly pay over a pro rata portion of any and all such payments or proceeds to the Resigning Trustee when and as received. To the extent the Resigning Trustee receives funds from the Issuer, other than for payment of the Resigning Trustee’s fees and expenses, it agrees to hold those funds as agent for the Successor Trustee and promptly pay over such funds to the Successor Trustee.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indentures shall have the meanings assigned to them in the Indentures.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee as Registrar and Paying Agent and appointment of the Successor Trustee as Registrar and Paying Agent shall be effective as of the close of business 10 business days after the effective date of this Instrument.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indentures to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior and transitional service under the Indentures as Trustee to the same extent as if no resignation shall have occurred. The Issuer shall promptly pay the fees and expenses of the Resigning Trustee and its professionals to the extent provided by the Indenture and the Security Documents.

Section 404. This Instrument shall be governed by and construed in accordance with the laws of the state governing the Indentures, without giving effect to the conflict of law provisions thereof to the extent the law of another jurisdiction would apply.

Section 405. Nothing in this Instrument shall impose any duty upon the Resigning Trustee to disclose any communications, information or materials subject to the attorney client privilege, work product doctrine or any confidentiality agreement to the Successor Trustee or any other person or entity.

Section 406. This Instrument may be executed in any number of PDF or facsimile counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 407. All notices will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

UMB Bank, National Association

Corporate Trust and Escrow Services

120 South 6th Street, Suite 1400

Minneapolis, MN 55082

Direct Dial:	(612) 337-7001
Facsimile:	(612) 337-7039
Attn:	Gavin Wilkinson, Senior Vice President

TO THE RESIGNING TRUSTEE:

U.S. Bank National Association

Corporate Trust Services

60 Livingston Avenue

St. Paul, MN 55107-1419

Direct Dial: (651) 466-5867

Facsimile: (651) 466-7401

Attention: Timothy Sandell, Vice President, Corporate Trust Services

TO THE ISSUER:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89101-8969

Telephone: (702) 407-6000

Facsimile: (702) 407-6418

Attn: General Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., as Issuer

By	/s/ Donald Colvin
Name: Donald Colvin
Title: Chief Financial Officer

UMB BANK, NATIONAL ASSOCIATION, as Successor Trustee

By	/s/ Gavin Wilkinson
Name: Gavin Wilkinson
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Resigning Trustee

By	/s/ T.J. Sandell
Name: T.J. Sandell
Title: Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee:

1.	file of original closing documents, including an executed copy of the Indentures and any amendments thereto;

2.	original bond certificates and any inventory;

3.	certified list of holders as of the effective date of the Instrument, including certificate detail, all “stop transfers” and the reason therefore (or alternatively, if there are a substantial number of registered holders, the computer tape reflecting the identity of such holders);

4.	copies of any notices sent by the Resigning Trustee to the Issuer or the holders of Notes pursuant to the terms of the Indentures;

5.	any operational systems history (e.g.: bondmaster, certmaster, etc); and

6.	any moneys, property or collateral held in relation to the Notes.

EXHIBIT B

[Successor Trustee letterhead]

Notice to Holders of:

Caesars Entertainment Operating Company, Inc.

$2,095,000,000

11.25% Senior Secured Notes due 2017

(CUSIP Nos.*: 413627BL3 & 413622AA9)

$1,250,000,000

8.5% Senior Secured Notes due 2020

(CUSIP No.*: 62768RAD9 & U1229TAA4)

$1,500,000,000

9% Senior Secured Notes due 2020

(CUSIP Nos.*: 127693AE9)

$1,500,000,000

9% Senior Secured Notes due 2020

(CUSIP No.*: 127693AH2)

Please forward this notice to beneficial holders.

Reference is made to the four Indentures (as amended and supplemented) that govern the above-referenced senior secured notes (collectively, the “Notes”) of Caesars Entertainment Operating Company, Inc. (the “Company”). Capitalized terms used herein that are not otherwise specifically defined shall have the meanings for such terms set forth in the Indentures.

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08 of the Indentures that U.S. Bank National Association (“U.S. Bank”) has resigned as Trustee under the Indentures.

Pursuant to Section 7.08 of the Indentures, the Issuer has appointed UMB Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America, as successor Trustee under the Indentures, which appointment has been accepted and has become effective. The address of the successor Trustee is 120 South Sixth Street, #1400 Minneapolis, MN 55402.

Dated: [DATE]

UMB Bank, National Association, as Successor Trustee